FORM OF MARKETING & SALES/TECHNICAL SEVERANCE AGREEMENT


The MacNeal-Schwendler Corporation
815 Colorado Boulevard
Los Angeles, California 90041


Dear [NAME]:

The MacNeal-Schwendler Corporation (the "Company") considers the establishment and maintenance of sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Company also considers it essential to the best interests of the Company and its stockholders that its key management, technical and marketing personnel be encouraged to remain with the Company and continue to devote full attention to the Company's business in the event an effort is made to obtain control of the Company through a tender offer or otherwise. In this connection, the Company recognizes that the possibility of a change in control and the uncertainty and questions which it may raise among management, technical and marketing personnel may result in the departure or distraction of key management, technical and marketing personnel to the detriment of the Company and its stockholders. Although no such change in control is currently anticipated, the board of directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management, technical and marketing personnel to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of the Company.

The board recognizes that your contributions to the past and future growth and success of the Company have been substantial. Should the Company receive any proposal from a third person concerning a possible business combination with, or acquisition of equity securities of, the Company, the board believes it imperative that the Company and the board be able to rely upon you to continue in your position, and that the Company be able to receive and rely upon your advice, if so requested, as to the best interests of the Company and its stockholders without concern that you might be distracted by the personal uncertainties and risks created by such a proposal. Should the Company receive any such proposals, in addition to your regular duties, you may be called upon to assist in the assessment of such proposals, advise management and the board as to whether such proposals would be in the best interests of the

Company and its stockholders, and to take such actions as the board might determine to be appropriate.

Accordingly, to assure the Company that it will have your continued undivided attention and services and the availability of your advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce you to remain in the employ of the Company, and for other good and valuable consideration, this letter agreement (the "Agreement") sets forth benefits which the Company agrees will be provided to you in the event of a change in control of the Company (as defined below) prior to the expiration of this Agreement and while you are still an employee of the Company.

1. CHANGE IN CONTROL. A "Change in Control" of Company means and shall be deemed to have occurred if and when: (i) within the meaning of Section 13(d) of the Securities Exchange Act of 1934, any person or group becomes a beneficial owner, directly or indirectly, of securities of Company representing 20% or more of the combined voting power of Company's then outstanding securities; (ii) individuals who were members of the board of directors of Company immediately prior to a meeting of the stockholders of Company involving a contest for the election of directors shall not constitute a majority of the board of directors following such election; (iii) the stockholders of Company approve the dissolution or liquidation of Company; (iv) the stockholders of Company approve an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of Company (excluding from the term "former stockholders" a stockholder who is, or as a result of the transaction in question becomes, an "affiliate," as that term is used in the Securities Exchange Act of 1934 and the rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or (v) the stockholders of Company approve the sale of substantially all of Company's business and/or assets to a person or entity which is not a subsidiary; PROVIDED, HOWEVER, that no Change in Control of Company shall be deemed to have occurred if the transaction giving rise thereto was approved by a majority of the board of directors who were in office immediately prior to such transaction.

2. TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL. If, within two years following a Change in Control of Company, Company terminates Employee's employment for any reason, or if Employee terminates his employment with Company for any reason other than death or disability, Company shall pay Employee a lump sum amount equal to 1.0 times Employee's "base amount" as defined below, if Employee has reached the fifth but not the tenth anniversary of his date of employment with Company at the time of his termination, increasing by 0.2 each such anniversary thereafter until it shall equal 2.0 times Employee's "base amount" when Employee has reached the tenth anniversary of his date of employment. Such amount shall be payable within 10 days after such termination of employment.

3.     ESTABLISHMENT OF TRUST; FUNDING OF TRUST UPON CHANGE IN CONTROL.

(a) Company shall establish, as soon as practicable, a trust for the purpose of holding assets to make any payments that may be required under the terms of this Agreement. Such trust, which may be a sub-trust of a larger trust, shall be revocable prior to a Change in Control but shall become irrevocable upon a Change in Control. Such trust shall be a grantor trust under which the income is taxable to the Company and no contributions or income are taxable to the Employee until funds are distributed to him.

(b) The trust described herein shall be initially funded with a contribution of $1.00. Within 10 days following a Change in Control of Company, Company shall transfer to the trust sufficient funds to cover the maximum payment which could become payable to Employee under this Agreement in the event Employee's employment with Company is terminated within two years following the Change in Control.

4.     PARACHUTE PAYMENTS.

(a) Notwithstanding anything in this Agreement to the contrary, any "parachute payments" to be made to or for the benefit of Employee, whether pursuant to this Agreement or otherwise, shall be modified to the extent necessary so that the requirements of either subparagraph (i) or
       (ii) below are satisfied:

       (i) the aggregate of "present value" of all "parachute payments" payable to or for the benefit of Employee, whether pursuant to this Agreement or otherwise, shall be less than three times Employee's "base amount"; or

       (ii) each "parachute payment" payable to or for the benefit of Employee, whether pursuant to this Agreement or otherwise, shall be in an amount which does not exceed the "reasonable compensation" allocable to such "parachute payment."

(b) Notwithstanding anything in any other section of this Agreement to the contrary, no "illegal parachute payments" shall be made to or for the benefit of Employee.

(c)    For purposes of this section:

       (i)    The term "base amount" shall have the meaning ascribed to it under
              Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code");

       (ii) the term "illegal parachute payment" shall mean a payment described in Section 280G(b)(2)(B) of the Code;

       (iii)  the term "parachute payment" shall have the meaning ascribed in
              Section 280G(b)(2)(A) of the Code, without regard to Section 280G(b)(2)(A)(ii) of the Code but with regard to Section 280G(b)(4)(A);

       (iv) "present value" shall be determined in accordance with Section 280G(d)(4) of the Code;

       (v) the term "reasonable compensation" shall have the meaning ascribed to it under Section 280G(b)(4)(B) of the Code (for personal services actually rendered before the date of the Change in Control of Company; and

       (vi) the portion of the "base amount" and the amount of "reasonable compensation" allocable to any "parachute payment" shall be determined in accordance with Section 280G(b)(3) of the Code and
              Section 280G(b)(4)(B) of the Code, respectively.

(d) In the event the amount of any "parachute payments" which would be payable to or for the benefit of Employee without regard to this section must be modified to comply with this section, Employee shall direct which "parachute payments" are to be waived or modified; provided, however, that no change in timing of the payments shall be made without the consent of the Company.

(e) Payment of amounts pursuant to this Agreement shall not, unless directed by Employee, be delayed pending determination of the status of a payment as a "parachute payment" or "illegal parachute payment" by the Internal Revenue Service, court or similar body of competent jurisdiction.

(f) This section shall be interpreted so as to avoid the imposition of excise taxes on Employee under Section 4999 of the Code or the disallowance of a deduction to Company pursuant to Section 280G(a) of the Code.

5. TERM OF AGREEMENT. This Agreement shall be effective until December 31, 1999. Either party may, in its sole discretion and for any reason, provide written notice of termination (effective as of the then applicable expiration date) to the other party no later than 60 days before the expiration date of this Agreement. If written notice is not so provided, this Agreement shall be automatically extended for an additional period of 12 months past the expiration date. This Agreement shall continue to be automatically extended for an additional 12 months at the end of such 12-month period and each succeeding 12-month period unless notices are given in the manner described in this section. The foregoing notwithstanding, in the event of a Change of Control the term of this Agreement will automatically be extended for an additional three years past the expiration date then in effect.

6. SUCCESSORS. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

7. GOVERNING LAW. This Agreement is made and entered into in the State of California, and the laws of California shall govern its validity and interpretation and the performance by the parties hereto of their respective duties and obligations hereunder.

8. AMENDMENT OF AGREEMENT. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.

9. ARBITRATION. Any dispute, controversy, or claim arising out of or relating to this Agreement or breach thereof, shall be submitted to arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitration may be entered in any court in the State of California, or in any other court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement, but instead is limited to interpreting this Agreement. In the case of any arbitration or subsequent judicial proceeding arising after a Change in Control, the Employee shall be awarded his or her costs, including attorneys' fees.

10. NOTICES. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other address as the party addressed may have substituted by notice pursuant to this section:

       (a)    If to Company:

              The MacNeal-Schwendler Corporation
              815 Colorado Boulevard
              Los Angeles, California   90041-1777
              Attention:  President

       (b)    If to Employee:



11. SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision thereof shall not as a consequence be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

12. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

The parties have executed this Agreement as of the date first written above.


Employee                           The MacNeal-Schwendler Corporation




_________________________          By_________________________________